Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-8 (File Numbers 333-134414, 333-141922 and 333-167257), previously filed on May 24, 2006, April 5, 2007 and June 2, 2010 respectively, of our report dated March 16, 2011 on the consolidated financial statements of Ecosphere Technologies, Inc. and Subsidiaries as of and for the years ended December 31, 2010 and 2009, which report is included in this Annual Report on Form 10-K of Ecosphere Technologies, Inc. for the year ended December 31, 2010.

/s/ Salberg & Company, P.A.

SALBERG & COMPANY, P.A.
Boca Raton, Florida
March 16, 2011